Exhibit 99.1

Alphatec Holdings Announces Fourth Quarter and Full Year 2015 Revenue and Financial Results

Company Announces Extension of Credit Agreement Maturity

CARLSBAD, Calif., Mar. 15, 2016 -- Alphatec Holdings, Inc. (Nasdaq: ATEC), the parent company of Alphatec Spine, Inc., a global provider of spinal fusion technologies, announced today financial results for the fourth quarter and full year ended December 31, 2015.

•	Fourth quarter revenue of $47.0 million.

•	Fourth quarter adjusted EBITDA of $5.2 million, 11.1% of revenue.

•	Annual total revenue of $185.3 million.

•	Full year adjusted EBITDA of $20.7 million, 11.2% of revenue.

•	Continued improvement of U.S. business - up 7.6% sequentially from Q3 2015.

•	Record revenue for international business - $70.7 million, up 16.9% in constant currency, and representing 38% of full year 2015 revenue.

Recent Positive Progress Made Towards Alphatec's Corporate Strategic Objectives

Strategic Pillar #1: "Go-to-Market" Product Portfolio and R&D Pipeline
•Arsenal™ Degenerative system is in full launch in US and Japan, increasing degenerative product user base by 52%.
•Arsenal CBX™ full launch underway, further expanding the Arsenal spinal fusion platform offerings.
•Arsenal™ Deformity received 510k clearance and is ready for launch in Q1 2016.
•Battalion™ titanium-coated PEEK interbody fusion system is now in full launch.
•Neocore™ Osteoconductive Matrix, a synthetic scaffold for the regeneration of bone, is now in full launch.

Strategic Pillar #2: Transform Manufacturing and Distribution Operations

•	Completed outsourcing of manufacturing to drive overall reduction in implant unit costs and capital expense.

•
Completed pilot phase of partnership with UPS for outsourcing physical distribution of implant and instrument sets to enhance customer service and drive set utilization improvements. Expect outsourcing to be complete in Q3 2016.

Strategic Pillar #3: Expand Global Commercial Participation

•
Made progress in commercial expansion in large U.S. metropolitan markets through new distributor relationships, direct selling representatives and new surgeon customers enabled by compelling new additions to product portfolio.

•	Expanded into new international geographies, including establishing a new distribution partner in Australia in Q1 2016.

“In 2015 we made substantial progress toward furthering our corporate strategic initiatives within each of our three pillars,” said Jim Corbett, President and Chief Executive Officer of Alphatec Spine. “I am particularly pleased with the speed at which we are bringing new products to the large spinal fusion segments of the market; the headway we have made in efforts to outsource implant manufacturing and physical distribution and our progress in expanding our commercial footprint in new markets and to new surgeon customers. We believe we have laid the foundation for future profitable growth and will continue to focus on our strategic objectives while finding the right capital structure to support our business.”

Extension of MidCap Financial Credit Facility

In conjunction with its earnings announcement, the Company announced that on March 11, 2016, it entered into a third amendment and waiver (the “Third Amendment”) to the Amended Credit Facility (the “Facility”) with MidCap Financial (“MidCap”). The Third Amendment extends the maturity date of the Facility from August 30, 2016 to December 31, 2016. In addition, the Third Amendment contains a waiver of the Company’s failure to achieve the minimum fixed charge coverage ratio required by the Facility for December of 2015 and January of 2016.  This constituted an event of default under the Facility.  With the Third Amendment, the Company is not required to calculate such ratio in February of 2016.  The Company’s other

Exhibit 99.1

lender, Deerfield, which had previously provided a waiver for December of 2015 has also provided a waiver for January of 2016.

“The extension of the MidCap facility provides us with additional flexibility as we work toward a long-term solution for our capital structure,” said Jim Corbett, President and CEO of Alphatec Spine. “We are grateful to the team at MidCap Financial that has taken the time to understand our business, our prospects and our capital needs.”

The Company will delay issuance of its 2016 financial guidance as it works to reach resolution regarding its capital structure and liquidity position.

Quarter Ended December 31, 2015

Consolidated net revenues for the fourth quarter of 2015 were $47.0 million, down 12.4% compared to $53.6 million reported for the fourth quarter of 2014, or down 9.4% on a constant currency basis. Consolidated revenues were impacted by $1.6 million in foreign currency changes in the fourth quarter due primarily to declines in the valuation of the Japanese Yen and Euro against the U.S. dollar. Sequentially, consolidated net revenue for the fourth quarter was up 9.3% compared to the third quarter of 2015.

U.S. net revenues for the fourth quarter of 2015 were $29.5 million, compared to $35.7 million reported for the fourth quarter of 2014. Sequentially, U.S. revenue for the fourth quarter was up 7.6% from the third quarter of 2015.

International net revenues for the fourth quarter of 2015 were $17.5 million, down 2.3% compared to $17.9 million for the fourth quarter of 2014, or up 6.3% on a constant currency basis.

Consolidated gross profit and gross margin for the fourth quarter of 2015 were $31.1 million and 66.2%, respectively, compared to $37.7 million and 70.3%, respectively, for the fourth quarter of 2014.

Gross profit in the fourth quarter of 2015 declined 17% from the fourth quarter of 2014 primarily a result of lower U.S. sales volume, foreign currency translation effects and global geographic mix.

Gross margin declined 4.1 percentage points compared to a strong quarter for gross margin in the fourth quarter of 2014. The decline over prior year is primarily attributable to unfavorable regional mix, product mix and currency (1.4 percentage points), increased depreciation expense related to instruments (0.4 percentage points) and non-recurring accelerated depreciation associated with the cessation of manufacturing activities (2.1 percentage points).

Total operating expenses for the fourth quarter of 2015 were $36.9 million, reflecting an increase of approximately 6% over the fourth quarter of 2014. This variance is primarily attributable to a stock-based compensation adjustment associated with a third party consulting agreement in research and development, as well as non-recurring restructuring expenses related to the outsourcing of manufacturing and restructuring of international operations.

GAAP net loss for the fourth quarter of 2015 was $9.9 million or ($0.10) per share (basic and diluted), compared to a net loss of $273 thousand, or ($0.00) per share basic and ($0.03) per share diluted for the fourth quarter of 2014. Please refer to the table, "Alphatec Holdings, Inc. Reconciliation of Non-GAAP Financial Measures" that follows for more detailed information.

Adjusted EBITDA in the fourth quarter of 2015 was $5.2 million, or 11.1% of revenues, compared to $8.3 million, or 15.4% of revenues reported in the fourth quarter of 2014. Fourth quarter 2015 adjusted EBITDA represents net income excluding effects of interest and other expenses, taxes, depreciation, amortization and stock-based compensation. Please refer to the table, "Alphatec Holdings, Inc. Reconciliation of Non-GAAP Financial Measures" that follows for more detailed information.

Unrestricted cash and cash equivalents were $11.2 million at December 31, 2015, compared to $19.7 million reported at December 31, 2014. Additionally, the Company reported $2.4 million of restricted cash, which must be used for future payment obligations associated with the Orthotec settlement.

Current portion of long-term debt, which includes both MidCap Financial and Deerfield, was $80.1 million at December 31, 2015.

Exhibit 99.1

Year Ended December 31, 2015

Consolidated net revenues for full year 2015 were $185.3 million, representing a decrease of 10.5%, compared to $207.0 million reported for full year 2014. Consolidated revenues were adversely impacted by $11.0 million in foreign currency changes against the U.S. dollar for the full year 2014, predominately changes against the Japanese Yen and Euro.

U.S. net revenues for full year 2015 were $114.6 million, representing decrease of 16.4%, compared to $137.1 million reported for full year 2014.

International net revenues for full year 2015 were $70.7 million, representing an increase of $800 thousand on an as reported basis compared to $69.9 million for full year 2014, or up 16.9% on a constant currency basis.

Consolidated gross profit and gross margin for full year 2015 were $120.1 million and 64.8%, respectively, compared to $143.4 million and 69.3%, respectively, for full year 2014.

Gross margin for the full year 2015 decreased 4.5 percentage points over the prior year primarily due to unfavorable variation in regional mix, product mix and currency (2.4 percentage points) and one-time charges, including manufacturing restructuring (2.4 percentage points), offset by a decrease in amortization expense (0.3 percentage points).

Total operating expenses for full year 2015 were $292.5 million, reflecting an increase of $151.0 million compared to full year 2014. This variance is driven primarily by non-cash, goodwill and intangible asset impairment charges totaling $165.2 million and restructuring expenses totaling $1.2 million.

When adjusted for non-recurring impairment and restructuring expenses, total operating expenses for the full year of 2015 would be $126.2 million, reflecting an improvement of 10.4%, or $14.7 million compared to the full year of 2014. This decrease is primarily attributable to lower commission expense as a result of lower U.S. sales volume, as well as savings in marketing and general and administrative functions and litigation expense. Please refer to the tables titled, "Alphatec Holdings, Inc. Non-GAAP Condensed Consolidated Statement of Operations" that follow for more detailed information.

GAAP net loss for full year 2015 was $178.7 million or ($1.79) per share (basic and diluted), compared to a net loss of $12.9 million, or ($0.13) per share basic and ($0.16) per share diluted for full year 2014. GAAP net loss for full year 2015 was unfavorably impacted by $165.2 million of non-cash impairment charges.

Adjusted EBITDA for full year 2015 was $20.7 million, or 11.2% of revenues, compared to $30.8 million, or 14.9% of revenues reported for full year 2014. Full year 2015 adjusted EBITDA represents net income excluding effects of interest and other expenses, taxes, depreciation, amortization, stock-based compensation, and IPR&D. Please refer to the table, "Alphatec Holdings, Inc. Reconciliation of Non-GAAP Financial Measures" that follows for more detailed information.

Non-GAAP Information
Alphatec Spine reports certain non-GAAP financial measures such as non-GAAP earnings and earnings per share, adjusted for effects of amortization and other non-recurring or expense items, such as impairments, loss on extinguishment of debt, and restructuring expenses.  Adjusted EBITDA included in this press release is a non-GAAP financial measure that represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation expenses, in process research and development (IPR&D) expenses and other non-recurring income or expense items, such as impairments, restructuring expenses, severance expenses, litigation expenses, damages associated with ongoing litigation and transaction-related expenses.  The Company believes that non-GAAP adjusted EBITDA provides investors with an additional tool for evaluating the Company's core performance, which management uses in its own evaluation of continuing operating performance, and a base-line for assessing the future earnings potential of the Company.  For completeness, management uses non-GAAP adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures.  These non-GAPP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.   Included below are reconciliations of the non-GAAP financial measures to the comparable GAAP financial measure.

About Alphatec Spine
Alphatec Spine, Inc., a wholly owned subsidiary of Alphatec Holdings, Inc., is a global medical device company that designs, develops, manufactures and markets spinal fusion technology products and solutions for the treatment of spinal

Exhibit 99.1

disorders associated with disease and degeneration, congenital deformities and trauma. The Company's mission is to improve lives by delivering advancements in spinal fusion technologies. The Company and its affiliates market products in the U.S. and internationally via a direct sales force and independent distributors.
Additional information can be found at www.alphatecspine.com.
Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include the references to the success of the Company’s initiatives to drive global sales growth and expand its geographical sales coverage; increase margins and increase operating efficiencies; the success of the Company in achieving its three strategic pillars, the Company’s ability to implement a plan that will ensure that it competes more effectively in the marketplace, expands global participation, and improves operations through the Company’s plan to outsource manufacturing and distribution; the ability of the Company to remain listed on the NASDAQ Stock Market; and the ability of the Company to restructure its capital structure and raise additional capital in order to continue to operate its business and service its ongoing debt obligations; and the ability of the Company to meet the financial covenants under its debt facilities or obtain waivers in the event that such covenants are not met. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the Company's ability to execute its business plan in light of its cash position and its current liabilities, which includes $80.1 million of debt; the Company's ability to restructure its capital structure and raise additional capital as necessary to continue to operate its business and service its ongoing debt obligations; the uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline, including the products discussed in this press release; the uncertainties in the Company’s ability to execute upon its strategic operating plan to outsource manufacturing and distribution; the uncertainties regarding the ability to successfully license or acquire new products, and the commercial success of such products; failure to achieve acceptance of Alphatec Spine’s products by the surgeon community, including Battalion, Neocore, Arsenal Deformity and Arsenal CBX; failure to successfully implement outsourcing, streamlining and lean activities to create anticipated savings; failure to obtain FDA clearance or approval or international regulatory approvals for new products, including the products discussed in this press release, or unexpected or prolonged delays in the process; continuation of favorable third party payor reimbursement for procedures performed using the Company’s products; unanticipated expenses or liabilities or other adverse events affecting cash flow or the Company’s ability to successfully control its costs or achieve profitability; uncertainty of additional funding; the Company’s ability to compete with other competing products and with emerging new technologies; product liability exposure; an unsuccessful outcome in any litigation in which the Company is a defendant; patent infringement claims; claims related to the Company’s intellectual property and the Company’s ability to meet its financial obligations under its credit agreements and the Orthotec settlement agreement. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including its Annual Report Form 10-K for the year ended December 31, 2015, filed on March 15, 2016 with the Securities and Exchange Commission, as well as other filings on Form 10-Q and periodic filings on Form 8-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

CONTACT: Investor/Media Contact:
Christine Zedelmayer
Investor Relations
Alphatec Spine, Inc.
(760) 494-6610
czedelmayer@alphatecspine.com

Exhibit 99.1

ALPHATEC HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenues	$47,003	$53,627	$185,279	$206,980
Cost of revenues	15,508	15,529	63,742	61,834
Amortization of acquired intangible assets	360	408	1,453	1,736
Total cost of revenues	15,868	15,937	65,195	63,570
Gross profit	31,135	37,690	120,084	143,410
	66.2%	70.3%	64.8%	69.3%
Operating expenses:
Research and development	8,106	3,661	17,767	16,799
In-process research and development	—	—	274	527
Sales and marketing	18,883	20,634	70,856	77,179
General and administrative	8,394	9,705	34,867	43,381
Amortization of acquired intangible assets	533	717	2,400	2,974
Impairment of goodwill and intangibles	—	—	165,171	—
Restructuring expenses	1,025	—	1,188	706
Total operating expenses	36,941	34,717	292,523	141,566
Operating (loss) income	(5,806)	2,973	(172,439)	1,844
Interest and other income (expense), net	(2,854)	(3,107)	(5,556)	(13,639)
Pretax net loss	(8,660)	(134)	(177,995)	(11,795)
Income tax provision	1,243	139	681	1,087
Net loss	$(9,903)	$(273)	$(178,676)	$(12,882)

Basic net loss per share	$(0.10)	—	$(1.79)	$(0.13)
Diluted net loss per share	$(0.10)	$(0.03)	$(1.79)	$(0.16)

Weighted-average shares - basic	100,511	98,261	99,574	97,347
Weighted-average shares - diluted	100,511	98,477	99,574	97,735

Exhibit 99.1

ALPHATEC HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands - unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$11,229	$19,735
Restricted Cash	2,350	4,400
Accounts receivable, net	38,319	40,440
Inventories, net	44,908	41,747
Prepaid expenses and other current assets	5,052	5,466
Deferred income tax assets	—	1,324
Total current assets	101,858	113,112

Property and equipment, net	21,945	26,040
Goodwill	—	171,333
Intangibles, net	21,616	30,259
Other assets	1,285	4,179
Total assets	$146,704	$344,923

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$14,169	$10,130
Accrued expenses	29,791	35,393
Deferred revenue	648	1,300
Common stock warrant liabilities	687	8,702
Current portion of long-term debt	80,105	8,076
Total current liabilities	125,400	63,601

Total long term liabilities	34,277	108,765
Redeemable preferred stock	23,603	23,603
Stockholders' (deficit) equity	(36,576)	148,954
Total liabilities and stockholders' (deficit) equity	$146,704	$344,923

Exhibit 99.1

ALPHATEC HOLDINGS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Operating income (loss), as reported	$(5,806)	$2,973	$(172,439)	$1,844
Add back:
Depreciation	3,907	2,913	12,974	12,160
Amortization of intangible assets	132	341	2,204	1,515
Amortization of acquired intangible assets	893	1,125	3,853	4,710
Total EBITDA	(874)	7,352	(153,407)	20,229

Add back significant items:
Stock-based compensation	203	913	2,643	4,554
In-process research and development	—	—	274	527
Goodwil and intangible impairment	—	—	165,171	—
Litigation expenses and trial costs	—	—	—	4,779
Stock price guaurantee	4,877	—	4,877	—
Restructuring and other charges	1,025	—	1,188	742

EBITDA, as adjusted for significant items	$5,231	$8,265	$20,745	$30,831

Net loss, as reported	$(9,903)	$(273)	$(178,676)	$(12,882)
Add back:

Amortization of acquired intangible assets	893	1,125	3,853	4,710
Amortization of intangible assets	132	341	2,204	1,515
In-process research and development	—	—	274	527
Goodwil and intangible impairment	—	—	165,171	—
Litigation settlement and trial costs	—	—	—	4,779
Restructuring and other charges	1,025	—	1,188	742
Fair value adjustments to stock warrants and guarantees	4,877	(2,870)	(3,138)	(2,578)
			.
Net loss, as adjusted for significant items	$(2,976)	$(1,677)	$(9,124)	$(3,187)

Net loss per common share - basic	$(0.10)	$—	$(1.79)	$(0.13)
Add back:
Amortization of acquired intangible assets	0.01	0.01	0.04	0.05
Amortization of intangible assets	—	—	0.02	0.02
In-process research and development	—	—	—	0.01
Goodwil and intangible impairment	—	—	1.66	—

Exhibit 99.1

Litigation settlement and trial costs	—	—	—	0.05
Restructuring and other charges	0.01	—	0.01	0.01
Warrant fair value adjustment	0.05	(0.03)	(0.03)	(0.03)

Net loss per common share - basic
as adjusted for significant items	$(0.03)	$(0.02)	$(0.09)	$(0.03)

Weighted-average shares - basic	100,511	98,261	99,574	97,347

Exhibit 99.1

ALPHATEC HOLDINGS, INC.
RECONCILIATION OF GEOGRAPHIC SEGMENT REVENUES AND GROSS PROFIT
(in thousands, except percentages - unaudited)

	Three Months Ended				% Change
	December 31,		% Change	% Change	Foreign
	2015	2014	As Reported	Operations	Currency

Revenues by geographic segment
U.S.	$29,479	$35,684	(17.4)%	(17.4)%	—%
International	17,524	17,943	(2.3)%	6.3%	(8.6)%
Total revenues	$47,003	$53,627	(12.4)%	(9.4)%	(3)%

Gross profit by geographic segment
U.S.	$20,933	$26,358
International	10,202	11,332
Total gross profit	$31,135	$37,690

Gross profit margin by geographic segment
U.S.	71.0%	73.9%
International	58.2%	63.2%
Total gross profit margin	66.2%	70.3%

	Twelve Months Ended				% Change
	December 31,		% Change	% Change	Foreign
	2015	2014	As Reported	Operations	Currency

Revenues by geographic segment
U.S.	$114,578	$137,060	(16.4)%	(16.4)%	—%
International	70,701	69,920	1.1%	16.9%	(15.8)%
Total revenues	$185,279	$206,980	(10.5)%	(5.2)%	(5.3)%

Gross profit by geographic segment
U.S.	$77,538	$100,568
International	42,546	42,842
Total gross profit	$120,084	$143,410

Gross profit margin by geographic segment
U.S.	67.7%	73.4%
International	60.2%	61.3%
Total gross profit margin	64.8%	69.3%

Footnotes:
1) The impact from foreign currency represents the percentage change in 2015 revenues due to the change in foreign exchange rates for the periods presented.